As filed with the United States Securities and Exchange Commission on March 9, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Apollomics Inc.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

989 E. Hillsdale Blvd., Suite 220

Foster City, CA 94404

Telephone: (650) 209-4055

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Hung-Wen (Howard) Chen

Chief Executive Officer

989 E. Hillsdale Blvd., Suite 220

Foster City, CA 94404

Telephone: (650) 209-4055

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Alison Pear Buchalter, APC 805 SW Broadway #1500 Portland, OR 97205 Telephone: (503) 226-1191

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 9, 2026

PRELIMINARY PROSPECTUS

APOLLOMICS INC.

SECONDARY OFFERING OF

279,775 Class A Ordinary Shares

This prospectus relates to the offer and sale from time to time, by the selling securityholders named in this prospectus (collectively, the “Selling Securityholders”), of up to 279,775 Class A ordinary shares, par value $0.01 per share (each a “Class A Ordinary Share” and such shares that may be offered and sold by the Selling Securityholders hereunder, the “PIPE Shares”), of Apollomics Inc., a Cayman Islands exempted company (“us,” “we,” “Apollomics” or the “Company”), that were issued to the Selling Securityholders pursuant to subscription agreements entered into on September 2, 2025, by and between Apollomics and the Selling Securityholders (the “Subscription Agreements”).

We are registering the offer and sale of the PIPE Shares to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the PIPE Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The PIPE Shares are being registered to permit the Selling Securityholders to sell such shares from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell the PIPE Shares through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of the PIPE Shares offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We are registering the PIPE Shares for resale by the Selling Securityholders, or their donees, pledgees, transferees, distributees or other successors-in-interest selling the PIPE Shares or interests in the PIPE Shares received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer.

We will pay certain expenses associated with the registration of the PIPE Shares covered by this prospectus, as described in the section entitled “Plan of Distribution.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision. Our Class A Ordinary Shares and warrants are listed on the Nasdaq Capital Market, (“Nasdaq”) under the trading symbols “APLM” and “APLMW,” respectively. On March 6, 2026, the closing prices for our Class A Ordinary Shares and warrants on Nasdaq were $20.06 per share and $0.0129 per warrant, respectively.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and is therefore eligible to take advantage of certain reduced reporting requirements applicable to such public companies.

We are also a “foreign private issuer” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We are a holding company incorporated in the Cayman Islands with our headquarters in the United States. Our operations are presently conducted in our U.S. headquarters and in one of our wholly-owned subsidiaries in the People’s Republic of China (“China” or “PRC”). Throughout this prospectus, unless the context indicates otherwise, (1) references to “Apollomics,” “we” or “us” refer to Apollomics Inc., the registrant and the Cayman Islands holding company that is the current holding company of the group, (2) references to “Apollomics US” refer to Apollomics Inc. (formerly known as CBT Pharmaceuticals, Inc.), a California corporation, and the headquarters and a wholly-owned subsidiary of Apollomics, (3) references to “Maxpro” refer to Maxpro Capital Acquisition Corp., a Delaware corporation, a blank check company which has become a wholly-owned subsidiary of Apollomics as a result of our business combination with Maxpro, (4) references to “Apollomics AU” refer to Apollomics (Australia) Pty Ltd (formerly known as CBT Pharmaceuticals (Australia) Pty Ltd), an Australian proprietary company registered in Victoria, Australia and a wholly-owned subsidiary of Apollomics, and (5) references to “Apollomics HK” refer to Apollomics (Hong Kong) Limited, a limited company incorporated under the laws of Hong Kong, a wholly owned subsidiary of Apollomics, and the intermediary holding company of Apollomics’ two wholly-owned subsidiaries based in China, Zhejiang Crownmab Biotech Co. Ltd. (“Crownmab”) and Zhejiang Crown Bochuang Biopharma Co. Ltd. (“Crown Bochuang,” together with Crownmab, the “PRC Subsidiaries”). Apollomics US and Crownmab conduct Apollomics’ daily business operations. For a diagram depicting Apollomics’ corporate structure, see “Prospectus Summary-Overview-Structure of Apollomics.”

Investors in our securities are investing in a Cayman Islands holding company rather than securities of our operating subsidiaries. Such structure involves unique risks to investors. In particular, because some of our operations are conducted in China through the PRC Subsidiaries, we may face various legal and operational risks associated with doing business in Greater China (as defined in this prospectus). These risks arise from, among other things, PRC governmental authorities’ significant oversight and discretion over the business and financing activities of the PRC Subsidiaries, the complex and evolving PRC legal system, frequent changes in laws, regulations and government policies, uncertainties and inconsistencies regarding the interpretation and enforcement of laws and regulations, potential difficulties or delays in obtaining necessary regulatory approvals, and increasing oversight on cybersecurity and data privacy and potential anti-monopoly actions related to the PRC government’s recently issued statements and instituted regulatory actions. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in the PRC with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. Neither of our PRC subsidiaries is qualified as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security. Because these statements and regulatory actions are new, however, it is difficult to ascertain how quickly the PRC legislative or administrative regulation making bodies will respond to them, or what existing or new laws or regulations will be modified or promulgated, if any, or the potential impact such modified or new laws and regulations will have on the daily business operations of our PRC subsidiaries or their ability to accept foreign investments and the value of our securities. These risks could result in a material change in the operations of our PRC Subsidiaries, limit or hinder their abilities to accept investments from outside of China, and impact our ability to list on a U.S. or other foreign stock exchange and to offer or continue to offer securities to foreign investors, which could cause the value of our securities to significantly decline or become worthless. For a detailed description of the risks related to our holding company structure and doing business in Greater China, see “Risk Factors-Risks Related to Our Operations in China” in the Annual Report, as defined below.

As a Cayman Islands holding company, we may rely to a significant extent on cash transfers from our PRC Subsidiaries. Cash transfers from our PRC Subsidiaries to entities outside of China are subject to PRC government controls on currency conversion. To the extent cash in our business is in the PRC or a PRC entity, such cash may not be available to fund operations or for other use outside of the PRC due to restrictions and limitations imposed by the governmental authorities on currency conversion, cross-border transactions and cross-border capital flows. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC Subsidiaries to make transfers or other payments to us, or otherwise satisfy their foreign currency denominated obligations. We are also subject to various restrictions on foreign exchange control under current PRC laws and regulations and could be subject to additional restrictions under new PRC laws and regulations that may come into effect in the future.

As of the date of this prospectus, neither we nor any of its subsidiaries have made any dividends or distributions to their respective parent companies or to any investor, and the only transfers of cash among us and our subsidiaries have been from us to our subsidiaries for investments in our subsidiaries and for our subsidiaries’ working capital needs. As of June 30, 2025, we have transferred an aggregate of approximately $3.0 million through regular commercial banks via wire transfer in cash to Apollomics US as a capital injection, cash advanced for working capital purposes and payments for services fees, an aggregate of approximately $nil million in cash to Apollomics AU as a capital injection, an aggregate of approximately $nil million in cash to Apollomics HK as a capital injection and cash advanced for working capital purposes, and an aggregate of approximately $nil million ($nil million of which was transferred directly and $nilmillion of which was transferred through Apollomics HK) to our PRC subsidiaries in cash as capital injections. Additionally, as of June 30, 2025, there was a capital reduction in our PRC Subsidiaries resulting in approximately $nil million in cash transferred from our PRC Subsidiaries to us. Other than the above transfers, there have been no transfers of any type of assets among us and our subsidiaries. See Apollomics’ historical consolidated financial statements included the Company’s SEC filings, which are incorporated herein by reference. Any determination to pay dividends will be at the discretion of our board of directors. Currently, we do not anticipate that we would distribute earnings even after we become profitable and generate cash flows from operations. We do not currently have any cash management policy that dictates how funds must be transferred between us and our subsidiaries, or among its subsidiaries. If needed, we may transfer funds to our subsidiaries, including the PRC subsidiaries, by way of capital contributions or loans in accordance with the charter of the relevant subsidiaries and in compliance with applicable local laws and regulations. As an offshore holding company, we may use the proceeds of our offshore fund-raising activities to provide loans or make capital contributions to our subsidiaries, in each case subject to the satisfaction of government reporting, registration and approvals. Loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange (“SAFE”) and capital contributions to its subsidiaries in China and Hong Kong are subject to the requirement of making necessary registration with competent governmental authorities in China and Hong Kong, respectively. See “Risk Factors-Risks Related to Our Operations in China” in the Annual Report.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus and other risk factors contained in the documents incorporated by reference herein, including our Annual Report on Form 20-F for the year ended December 31, 2024, for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission, the securities commission of any U.S. state nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2026.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may offer for resale up to 279,775 Class A Ordinary Shares as described in this prospectus.

We have not, and the Selling Securityholders have not, authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by us and/or the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE

Available Information

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Class A Ordinary Shares. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send our transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

Our web site address is www.apollomicsinc.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	the Company’s Annual Report on Form 20-F filed on April 3, 2025 (File No. 001-41670) (the “Annual Report”);

•

The Company’s Reports on Foreign Private Issuer on Form 6-K filed on July 25, 2025, August  28, 2025, September 3, 2025, September  5, 2025, October 14, 2025, October  16, 2025, October 21, 2025, November  18, 2025, November 19, 2025, December 12, 2025 and December 22, 2025; and

•	the description of the Company’s Ordinary Shares, as contained in Exhibit 2.1 to the 2025 Annual Report, and any other amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, including any reports on Form 6-K that we specifically identify in such forms as being incorporated by reference, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address, and providing your valid and current address and email address:

Apollomics Inc.

989 E. Hillsdale Blvd., Suite 220

Foster City, CA 94404

Attention: Hung-Wen (Howard) Chen, Chief Executive Officer

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus and the documents incorporated by reference into this prospectus may constitute forward-looking statements within the meaning of the United States federal securities laws. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, goals, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding: plans for preclinical studies, clinical trials and research and development programs; the anticipated timing of the results from those studies and trials; expectations regarding regulatory approvals, and our expectations with respect to future performance. Forward-looking statements are based on current expectations and assumptions that, while considered reasonable by us and our management, as the case may be, are inherently uncertain. These statements are based on various assumptions, whether or not identified herein, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond our control. The forward-looking statements contained herein include, but are not limited to, statements about:

•	Factors relating to our business, operations and financial performance, including, but not limited to:

•	Our ability to achieve successful clinical results;

•	Our ability to obtain regulatory approval for our products, and any related restrictions or limitations of any approved products;

•	Our dependence on the success of vebreltinib, our most advanced product candidate;

•	Our ability to obtain licensing of third-party intellectual property rights for future discovery and development of Apollomics’ oncology projects;

•	Our ability to commercialize product candidates and achieve market acceptance of such product candidates;

•	Our success is dependent on certain drug candidates for which we have licenses from third parties;

•	Our ability to respond to general economic conditions;

•	We have incurred significant losses since inception, and expect to incur significant losses for the foreseeable future and may not be able to achieve or sustain profitability in the future;

•

We require substantial additional capital to finance our operations, and if unable to raise such capital when needed or on acceptable terms, we may be forced to delay, reduce, and/or eliminate one or more of our development programs; and

•	Our ability to develop and maintain effective internal controls.

•	Our ability to maintain the listing of the Apollomics Class A Ordinary Shares on Nasdaq;

•

Changes in global, regional or local business, market, financial, political and legal conditions, including the development, effects and enforcement of laws and regulations and the impact of any current or new government regulations in the United States and China affecting our operations and the continued listing of our securities;

•	Our success in retaining or recruiting, or changes required in, officers, key employees or directors;

•	Assumptions regarding interest rates and inflation;

•	Competition and competitive pressures from other companies worldwide in the industries in which we operate;

•	Litigation;

•	Our ability to adequately protect our intellectual property rights; and

•

Other matters described in the section entitled “Risk Factors” beginning on page 13 of this prospectus, in the Annual Report incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this prospectus as well as those listed under “Item 3. Key Information – Risk Factors” in the Annual Report. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this prospectus and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information; Incorporation of Information by Reference.”

Overview

We are a clinical-stage biotechnology company focused on discovering and developing oncology therapies to address unmet medical needs, especially for difficult-to-treat and treatment-resistant cancers. Since our founding in 2015, we have built a pipeline focused on oncology, of which three product candidates remain in active clinical stage development. Our leading product candidate, vebreltinib, has shown initial promising clinical results.

Our strategic focus is the development of novel therapies targeting difficult to treat cancers. We use both targeted, immuno-oncology, and other innovative approaches to address a range of cancer indications, such as lung cancer, brain cancer, and other solid tumors. Our pipeline includes a variety of cancer treatment programs that utilize tumor inhibitors, cell adhesion inhibitors, immune checkpoint inhibitors, a cancer vaccine, monotherapies, combination therapies or a multi-functional protein with the goals to improve response rates and reduce chemo-resistance and toxicity compared to the current treatment standards. We have adopted a biomarker-driven diagnostic approach for patient screening to increase precision in identifying patients that can potentially benefit from target therapy.

The product candidates in our pipeline can be categorized into two groups based on their mechanisms of action, each of which contains product candidates at different stages of development: (i) tumor inhibitors and (ii) immuno-oncology drugs. We believe that having two groups of product candidates with different mechanisms of action will enable us to develop potential synergistic therapies that address unmet needs in cancer treatment.

Our most advanced product candidate is vebreltinib, a potent, orally active, and highly selective c-Met inhibitor. Cancer cells often use c-Met activation to escape therapies targeting other signaling pathways. Capmatinib and tepotinib, two other c-Met inhibitors, initially received accelerated approval from the U.S. Food and Drug Administration (the “FDA”) in 2020 and 2021, respectively, for the treatment of metastatic non-small cell lung cancer (“NSCLC”) with MET exon 14 skipping mutations. Both drugs subsequently received regular FDA approvals in 2022 and 2024, respectively, further establishing MET exon 14 skipping as a clinically validated target. Avistone, our partner in China, received conditional approval from China’s National Medical Product Administration (“NMPA”) for vebreltinib in November 2023 for the same indication. In addition, in April 2024, Avistone received conditional approval from the NMPA for vebreltinib for the treatment of gliomas with a PTPRZ1-MET fusion (ZM fusion) gene after failure of previous treatments. We believe that the potential of vebreltinib in cancers with genetic mutations, amplification or fusion of the c-Met gene presents a significant opportunity. We are investigating vebreltinib in clinical trials as a single agent for the potential treatment of NSCLC and other advanced tumors with c-Met alterations, and also as a combination therapy with epidermal growth factor receptor (“EGFR”) inhibitors. We have obtained orphan drug designation for vebreltinib for the “treatment of non-small cell lung cancer with MET genomic tumor aberrations,” which includes Met Exon 14 skipping and c-Met amplification. Our primary focus for the future development of vebreltinib will be for the treatment of NSCLC with c-Met Amplification. We intend to continue to explore the opportunity for combining vebreltinib with other approved drugs or product candidates.

Prior to commercialization of our product candidates in the United States, we must successfully complete nonclinical laboratory and animal tests and submitted an investigational new drug application (“IND”) to FDA, which must become effective before clinical testing may commence in the United States. Adequate and well-controlled clinical trials must establish the safety and effectiveness of each product candidate for each indication for which FDA approval is sought. After completion of the required clinical testing, a New Drug Application (“NDA”) or Biologics License Application (“BLA”) is prepared and submitted to the FDA. The NDA or BLA must include the results of all nonclinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls. FDA approval of the NDA or BLA is required before marketing and distribution of the product may begin in the United States.

Our executive offices are located at 989 E. Hillsdale Boulevard, Suite 220, Foster City, California 94404, and our corporate telephone number is (650) 209-4055.

We are a holding company incorporated in the Cayman Islands with our headquarters in the United States. We conduct our operations through Apollomics US, our headquarters based in California, U.S., as well as Crownmab, one of our wholly-owned subsidiaries in the PRC. Investments in our securities are not purchases of equity securities of these operating subsidiaries in the United States or PRC but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own.

Structure of Apollomics

The diagram below depicts a simplified version of the organizational structure of Apollomics.

Apollomics US and Crownmab conduct research and development activities relating to the biologics of oncology to facilitate the discovery and development of product candidates and expand our global presence. Apollomics HK is an intermediary holding company holding Crownmab and Crown Bochuang (via Crownmab), and Apollomics HK has not engaged in any business operations since its establishment. Apollomics AU holds certain intellectual property rights and has engaged vendors for our clinical trial-related activities in Australia, but it does not have any other business operations, employees or office space. Crown Bochuang, a wholly-owned subsidiary of Apollomics and a direct subsidiary of Crownmab in the PRC, has been a contracting party for certain engagements of which the business activities are conducted by Crownmab. Crown Bochuang has not engaged in any operational activities and does not have any employees or office space.

Holding Company Structure and PRC Regulatory Matters

We are a holding company incorporated in the Cayman Islands with our headquarters in the United States. We conduct our operations through Apollomics US, our headquarters based in California, U.S., as well as

Crownmab, one of our wholly subsidiaries in the PRC. Investments in our securities are not purchases of equity securities of these operating subsidiaries in the United States or PRC but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own. Unlike some other companies with operating subsidiaries in China, our corporate structure does not contain any variable interest entities (“VIEs”), and we have no intention of establishing or utilizing any VIEs in China in the future.

As we conduct a portion of our operations in the Greater China region, and we and our PRC Subsidiaries are subject to PRC laws relating to, among others, restrictions over foreign investments and data security. The PRC government has been seeking to exert more control and impose more restrictions on companies based in China that raise capital offshore and such efforts may continue or intensify in the future.

We may rely to a significant extent on cash transfers from our PRC Subsidiaries. Cash transfers from our PRC Subsidiaries to entities outside of China are subject to PRC government controls on currency conversion. To the extent cash in our business is in the PRC or a PRC entity, such cash may not be available to fund operations or for other use outside of the PRC due to restrictions and limitations imposed by the governmental authorities on currency conversion, cross-border transactions and cross-border capital flows. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC Subsidiaries to make transfers or other payments to us, or otherwise satisfy their foreign currency denominated obligations. We are also subject to various restrictions on foreign exchange control under current PRC laws and regulations and could be subject to additional restrictions under new PRC laws and regulations that may come into effect in the future.

For example, our PRC Subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations; each of the PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; the PRC Subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; a withholding tax, at the rate of 10% or lower, is payable by the PRC Subsidiaries upon dividend remittance; approval from or registration with competent PRC government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies; loans by us to our PRC Subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange (the “SAFE”); and any capital contribution from us to our PRC Subsidiaries is required to be registered with the competent PRC government authorities.

As of the date of this prospectus, neither we nor our subsidiaries have made any dividends or distributions to their respective parent companies or to any investor, and the only transfers of cash among us and our subsidiaries have been from us to our subsidiaries for investments in our subsidiaries and for our subsidiaries’ working capital needs. As of June 30, 2025, we have transferred an aggregate of approximately $3.0 million through regular commercial banks via wire transfer in cash to Apollomics US as a capital injection, cash advanced for working capital purposes and payments for services fees, an aggregate of approximately $nil million in cash to Apollomics AU as a capital injection, an aggregate of approximately $nil million to Apollomics HK in cash as a capital injection and cash advanced for working capital purposes, and an aggregate of approximately $nil million ($nil million of which was transferred directly and $nil million of which was transferred through Apollomics HK) to its PRC subsidiaries in cash as capital injections. Additionally, as of June 30, 2025, there was a capital reduction in our PRC Subsidiaries resulting in approximately $nil million in cash transferred from our PRC Subsidiaries to us. Other than the above transfers, there have been no transfers of any type of assets among us and our subsidiaries. If needed, we may transfer funds to our subsidiaries, including the PRC subsidiaries, by way of capital contributions or loans in accordance with the charter of the relevant subsidiaries and in compliance with applicable local laws and regulations. As an offshore holding company, we may use the proceeds of our offshore fund-raising activities to provide loans or make capital contributions to our subsidiaries, in each case subject to the satisfaction of government reporting, registration and approvals.

Loans by Apollomics to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to its subsidiaries in China and Hong Kong are subject to the requirement of making necessary registration with competent governmental authorities in China and Hong Kong, respectively. Any determination to pay dividends will be at the discretion of our board of directors. Currently, we do not anticipate that we would distribute earnings even after we become profitable and generates cash flows from operations. If we intend to distribute dividends from our PRC Subsidiaries in the future, such subsidiaries will transfer the dividends to Apollomics HK, the intermediary holding company which controls all of Apollomics’ subsidiaries in the PRC, in accordance with PRC laws and regulations, and then Apollomics HK will transfer the dividends all the way up to us, and the dividends will be distributed from us to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. The cross-border transfer of funds by PRC Subsidiaries under the direct holding structure must be legal and compliant with relevant PRC laws and regulations. As an offshore company, we are permitted under PRC laws and regulations to provide funding to our subsidiaries in the PRC only through loans or capital contributions, subject to applicable government reporting, registration and approvals. However, loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to PRC subsidiaries are subject to the requirement of making necessary registration with competent governmental authorities in the PRC. We may encounter difficulties in our ability to transfer cash between our PRC subsidiaries and other subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. However, our PRC counsel, JunHe LLP, has advised that, as of the date hereof, except for the relevant statutory conditions and procedures of reserve funds, relevant withholding tax requirements and the procedures for approvals from PRC foreign exchange authorities and banks, the relevant PRC laws and regulations do not impose other limitations on the amount of funds that we can transfer out of the PRC. We do not currently have any cash management policy that dictates how funds shall be transferred between us and our subsidiaries, or among its subsidiaries.

In addition, with respect to their business operations, our PRC Subsidiaries are required to maintain various approvals, licenses and permits to operate the company in accordance with relevant PRC laws and regulations. We believe our PRC Subsidiaries are required to obtain and maintain the following approvals, licenses and permits for the operation of Apollomics: (i) business license for Zhejiang Crownmab Biotech Co., Ltd.; and (ii) business license for Zhejiang Crown Bochuang Biopharma Co., Ltd. As of the date of this prospectus, our subsidiaries have obtained and are maintaining all such requisite approvals, licenses and permits for their operations, and none of such requisite permissions or approvals have been denied.

See “Risk Factors-Risks Related to Our Operations in China” in the Annual Report.

Foreign Private Issuer

We are considered a “foreign private issuer” under U.S. securities law. As a “foreign private issuer,” we are subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Risk Factors

Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors set forth on page 13 of this prospectus, in the Annual Report incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

THE OFFERING

Class A Ordinary Shares that may be offered and sold from time to time by the Selling Securityholders	Up to 279,775 Class A Ordinary Shares.

Terms of offering	The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Class A Ordinary Shares issued and outstanding (as of the date of this prospectus)	2,147,105 Class A Ordinary Shares.

Voting Rights	Each registered holder of our Class A Ordinary Shares is entitled to one vote for each Class A Ordinary Share of which he, she or it is the registered holder, subject to any rights and restrictions for the time being attached to any share. Unless specified in our sixth amended and restated memorandum and articles of association (the “MAA”), or as required by applicable provisions of the Cayman Companies Law or applicable stock exchange rules, an ordinary resolution, being, the affirmative vote of shareholders holding a majority of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company, is required to approve any such matter voted on by our shareholders. Approval of certain actions, such as amending the MAA, reducing our share capital, registration of our company by way of continuation in a jurisdiction outside the Cayman Islands and merger or consolidation with one or more other constituent companies, requires a special resolution under Cayman Islands law and pursuant to the MAA, being the affirmative vote of shareholders holding a majority of not less than two-thirds of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company.

Use of proceeds	We will not receive any of the proceeds from the sale of the Class A Ordinary Shares by the Selling Securityholders.

Dividend Policy	We have not paid any cash dividends on our Class A Ordinary Shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the board of directors of Apollomics (the “Board”).

Market for our Class A Ordinary Shares and Warrants	Our Class A Ordinary Shares and warrants are listed on Nasdaq under the symbols “APLM” and “APLMW,” respectively.

Risk Factors	Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors set forth on page 13 of this prospectus, in the Annual Report incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

RISK FACTORS

Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors set forth below, in addition to those identified in the Annual Report incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Ownership of Apollomics Securities

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our Class A Ordinary Shares and warrants to fall.

The Selling Securityholders can resell under this prospectus up to 279,775 Class A Ordinary Shares constituting approximately 13.0% of our total issued and outstanding Class A Ordinary Shares. The securities being offered in this prospectus represent a substantial percentage of our issued and outstanding Class A Ordinary Shares, and the sale of such securities in the public market by the Selling Securityholders, or the perception that those sales might occur, could depress the market price of our Class A Ordinary Shares and warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Ordinary Shares and warrants.

Risks Related to the U.S. Federal Income Tax

The IRS may not agree that we should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization and incorporation. Accordingly, under generally applicable U.S. federal income tax rules, as we are incorporated under the laws of the Cayman Islands, we would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), provides an exception to this general rule, under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

We do not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code as a result of the Business Combination. However, the application of Section 7874 of the Code is complex, is subject to detailed rules and regulations (the application of which is uncertain in various respects, and could be impacted by changes in such rules and regulations, with possible retroactive effect). Accordingly, there can be no assurance that the IRS will not challenge our status as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge our status as a foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code, we and certain of our shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on us and future withholding taxes on certain of our shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes.

Investors should consult their own tax advisors regarding the potential application of Section 7874 of the Code to us.

If we were characterized as a passive foreign investment company, or “PFIC,” U.S. investors may suffer adverse U.S. federal income tax consequences.

If we become a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in “Taxation—Certain U.S. Federal Income Tax Considerations”) of our securities, the U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.

We are not expected to be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future. Nevertheless, whether we are treated as a PFIC for U.S. federal income tax purposes for any taxable year is a factual determination that can only be made after the close of such taxable year and, thus, is subject to significant uncertainty and change. Accordingly, there can be no assurances with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. In addition, our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year. U.S. investors are urged to consult their own tax advisors regarding the possible application of the PFIC rules to their investment in us.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total capitalization on an actual basis as of June 30, 2025, and on an as adjusted basis after giving effect to the issuance of the PIPE shares on September 2, 2025, as described in the Company’s Form 6-K filed on September 3, 2025.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

	As of June 30, 2025
Dollars in thousands	Actual	As Adjusted(1) (unaudited)
Non-current assets
Plant and equipment, net	$10	$10
Right-of-use assets	670	670
Intangible assets, net	228	228
Rental Deposits	82	82

Total non-current assets	990	990

Current assets
Deposits, prepayments and deferred expenses	835	835
Accounts receivable	7,200	7,200
Cash and cash equivalents	2,094	6,194

Total current assets	10,129	14,229

Total assets	11,119	15,219

Current liabilities
Other payables and accruals	10,269	10,269
Lease liabilities, current portion	203	203

Total current liabilities	10,472	10,472

Non-current liabilities
Lease liabilities, non-current portion	541	541
Warrant liabilities at FVTPL (Financial assets at fair value through profit and loss)	486	486
Other non-current liabilities	4,018	4,018

Total non-current liabilities	5,045	5,045

Net assets (liability)	(4,398)	(298)

Equity
Share capital	11	21
Share premium	666,528	670,378
Reserves	42,422	42,422
Accumulated losses	(713,359)	(713,119)

Total equity (deficit)	$(4,398)	$(298)

(1)

The “As Adjusted” column reflects the issuance and sale of 1,042,803 Class A Ordinary Shares in the September 2025 PIPE financing, generating aggregate gross proceeds to the Company of approximately $4.1 million.

USE OF PROCEEDS

All of the Class A Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

We will bear all costs, expenses and fees in connection with the registration of the Class A Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our Class A Ordinary Shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our Class A Ordinary Shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

DESCRIPTION OF SECURITIES

We are an exempted company incorporated in the Cayman Islands with limited liability and our affairs are be governed by the MAA, the Cayman Islands Companies Act and the common law of the Cayman Islands.

Pursuant to the Articles and the Resolutions, the authorized share capital of Apollomics is 100,000,000 Class A ordinary shares, par value $0.01 per share (“Class A Ordinary Shares”), and 20,000,000 Class B ordinary shares, par value $0.01 per share (“Class B Ordinary Shares”), and 10,000,000 preference shares, par value $0.01 per share. All of our outstanding shares are validly issued, fully paid and non-assessable.

The Board of Directors of Apollomics may determine the issue prices and terms for our shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as the Board shall determine.

The only securities being offered pursuant to this prospectus are Class A Ordinary Shares.

Apollomics Class A Ordinary Shares

Each registered holder of our Class A Ordinary Shares is entitled to one vote for each Class A Ordinary Share of which he, she or it is the registered holder, subject to any rights and restrictions for the time being attached to any share. Unless specified in our MAA, or as required by applicable provisions of the Cayman Companies Law or applicable stock exchange rules, an ordinary resolution, being, the affirmative vote of shareholders holding a majority of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company, is required to approve any such matter voted on by our shareholders. Approval of certain actions, such as amending the MAA, reducing our share capital, registration of our company by way of continuation in a jurisdiction outside the Cayman Islands and merger or consolidation with one or more other constituent companies, requires a special resolution under Cayman Islands law and pursuant to the MAA, being the affirmative vote of shareholders holding a majority of not less than two-thirds of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company.

As of the date hereof, we had 2,147,205 Class A Ordinary Shares issued and outstanding. Since December 31, 2024, the Company has issued an aggregate of 1,044,413. Class A Ordinary Shares, the vast majority of which were issued in the private placement of shares made to the Selling Shareholders.

Our Class A Ordinary Shares are listed on Nasdaq under the symbol “APLM”. Trading in the Class A Ordinary Shares was suspended from September 18, 2025 until October 14, 2025. Trading had been suspended when the Company received a delisting determination letter from Nasdaq asserting that Nasdaq intended to delist the Company’s Class A Ordinary Shares and warrants based on the Nasdaq staff’s then-belief that the Company was a “public shell.” The Company appealed this determination, and based on materials submitted as part of the appeal process, Nasdaq staff determined that the Company was in compliance with Nasdaq’s continued listing requirements. The trading halt was therefore lifted and trading resumed.

Apollomics Class B Ordinary Shares

The Apollomics Class B Ordinary Shares are identical to the Apollomics Class A Ordinary Shares, except that the Apollomics Class B Ordinary Shares are subject to a lock-up whereby such shareholders were prohibited from transferring such shares for a period of six months after the closing of our Business Combination (as defined in the Annual Report), on the terms and conditions identical to those set forth in that certain Lock-Up Agreement, dated as of September 14, 2022, by and among the Company, MP One Investment LLC and the individuals party thereto (the “Lock-Up Agreement”). No Class B Ordinary Shares are being offered in this Offering. As of the date of this prospectus, there are no Class B Ordinary Shares issued and outstanding.

Apollomics Series A Preferred Shares

Other than as provided under the Companies Act, the Apollomics Series A Preferred Shares have no voting rights. On a winding-up or other return of capital, holders of Apollomics Series A Preferred Shares will be entitled to receive, in preference and prior to any distribution of assets prior to any distribution to holders of Apollomics Ordinary Shares, an amount per Apollomics Series A Preferred Share equal to the par value of such share. Each Apollomics Series A Preferred Share is convertible into Apollomics Class A Ordinary Shares at a ratio of 1:1.25. Each Apollomics Series A Preferred Share shall automatically convert into Apollomics Class A Ordinary Shares, as described in the Articles, upon the fifth anniversary following the closing of the Business Combination. As of the date of this prospectus, there are no Series A Preferred Shares issued and outstanding.

Warrants

In connection with our business combination with Maxpro, we issued 11,026,900 warrants, consisting of (a) 619,400 private and extension warrants and 10,350,000 public warrants, each entitling its holder to purchase one Class A Ordinary Share at an initial exercise price equal to $11.50 per whole share, and (b) 57,500 penny warrants each entitling its holder to purchase one Class A Ordinary Share at an exercise price equal to $0.01 per whole share. As of the date hereof, 619,400 private and extension warrants, 10,350,000 public warrants, and 7,500 penny warrants remain outstanding.

Our warrants are listed on Nasdaq under the symbol “APLMW”. Our penny warrants are not listed on Nasdaq. The Company has not issued any warrants since July 7, 2023.

Incentive Plans

2016 Equity Incentive Plan. In July 2016, the Apollomics Board adopted, and our shareholders approved the CB Therapeutics Inc. 2016 Equity Incentive Plan (the “2016 Plan”). The 2016 Plan has not been amended since its adoption in July 2016. No further awards will be made under the 2016 Plan; however, awards outstanding under the 2016 Plan will continue to be governed by their existing terms. As of December 31, 2025, there were outstanding options to purchase 59,241 of our Class A Ordinary Shares with a weighted average exercise price of $419.60, 56,618 of which were vested and exercisable, and 2,623 outstanding unvested restricted shares.

2023 Share Incentive Plan. In connection with the Business Combination, the Apollomics Board adopted the 2023 Incentive Award Plan (the “2023 Plan”). We initially reserved for the issuance of awards under the 2023 Incentive Plan the number of Class A Ordinary Shares equal to 10% of all outstanding Class A Ordinary Shares following the closing of the Business Combination. The number of shares reserved for issuance under the 2023 Incentive Plan will increase automatically on January 1 of each year from 2024 through 2033 by the number of shares equal to the lesser of (i) 3% of the total number of outstanding shares (rounded down to the nearest whole share) of Class A Ordinary Shares as of the immediately preceding December 31, or (ii) a number as may be determined by our Board. As of December 31, 2025, there were outstanding options to purchase 34,367 of our Class A Ordinary Shares with a weighted average exercise price of $66.09, 25,291 of which were vested and exercisable, and 9,076 outstanding unvested restricted shares.

For a more detailed description of our Class A Ordinary Shares, Class B Ordinary Shares, Series A Preferred Shares and warrants, including the rights and obligations attached thereto, as well as our equity incentive plans, please refer to Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2024, which is incorporated by reference herein.

CAPITALIZATION HISTORY

Business Combination. Pursuant to a business combination agreement, dated as of September 14, 2022 (as amended, the “Business Combination Agreement”), by and among Maxpro, Apollomics and Merger Sub, Merger Sub merged with and into Maxpro, with Maxpro surviving the merger (the “Business Combination”). Upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement on March 29, 2023, Maxpro became a wholly owned subsidiary of Apollomics and Apollomics became a publicly traded company on Nasdaq under the trading symbols “APLM” and “APLMW,” respectively. The impact of the business combination on the Company’s capitalization is discussed in greater detail in our Annual Report, which is incorporate herein by reference.

In connection with the Business Combination, Apollomics also entered into a private placement with certain accredited investors for an aggregate of 2,300 Class B Ordinary Shares at a price of $1,000.00 per share, 21,350 Series A Preferred Shares at a price of $1,000.00 per share and 57,500 Penny Warrants to purchase Class A Ordinary Shares, for a total of $23.7 million.

May 2024 PIPE Offering. On May 6, 2024, the Company entered into subscription agreements with certain accredited investors for a private placement (the “May 2024 PIPE”). The closing of the May 2024 PIPE occurred on May 8, 2024. Pursuant to such subscription agreements, the Company issued and sold an aggregate of 19,166,666 Class A Ordinary Shares (prior to the Share Consolidation effected in November 2024) at a purchase price of $0.30 per share, generating aggregate gross proceeds to the Company of approximately $5.75 million, before the payment of fees and expenses. The Company agreed to register the resale of the shares issued in the May 2024 PIPE.

ATM Offering. On May 24, 2024, Apollomics entered into a Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co., as sales agent (the “Sales Agent”), in connection with the offer and sale from time to time by the Company of the Company’s Class A Ordinary Shares (having a then aggregate offering price of up to $19 million), through or to the Sales Agent. The issuance and sale, if any, of the Class A Ordinary Shares by the Company under the Sales Agreement will be made pursuant to the Company’s effective registration statement on Form F-3 (Registration Statement No. 333-278430), and would be deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), from time to time. Sales may also be conducted, with the Company’s consent, in negotiated transactions. The Company is not obligated to make any sales of Class A Ordinary Shares pursuant to the Sales Agreement, and as of the date hereof, no share has been sold pursuant to this arrangement.

Reverse Stock Split. On November 25, 2024, following shareholder approval, the Company completed a 100 to 1 reverse split of its Class A Ordinary Shares. The reverse split was conducted in order to secure compliance with the Nasdaq listing requirement to maintain a minimum closing bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2).

2025 PIPE Offering. On September 2, 2025, Apollomics Inc., a Cayman Islands exempted company, entered into subscription agreements (the “PIPE Subscription Agreements”) for a private placement (the “PIPE”) with certain accredited investors (each, a “Purchaser” and collectively, the “Purchasers”). The closing of the PIPE occurred on September 3, 2025 (the “Closing Date”). Pursuant to the PIPE Subscription Agreements, the Purchasers purchased an aggregate of 1.04 million Class A Ordinary Shares, par value $0.01 per share, of the Company (the “PIPE Shares”), at a price per share of $3.9317 (the closing price on August 29, 2025), representing aggregate gross proceeds to the Company of $4.1 million, prior to the payment of fees and expenses.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up to 279,775 Class A Ordinary Shares.

The Selling Securityholders may offer and sell, from time to time, any or all of the Class A Ordinary Shares being offered for resale pursuant to this prospectus. In this prospectus, the term “Selling Securityholders” includes (i) the persons and entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the securities covered by this prospectus after the date of this prospectus from the named Selling Securityholders as a gift, pledge, partnership distribution or other non-sale related transfer.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering Class A Ordinary Shares for resale to the public, and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same Class A Ordinary Shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same Class A Ordinary Shares. We have based percentage ownership on 2,147,105 Class A Ordinary Shares outstanding as of the date of this prospectus.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholder and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

Unless otherwise indicated, the business address of each beneficial owner listed in the tables below is c/o Apollomics Inc., 989 E. Hillsdale Blvd., Suite 220, Foster City, California, United States, 94404.

	Class A Ordinary Shares Beneficially Owned Prior to Offering			Class A Ordinary Shares Beneficially Owned After Sale of All Class A Ordinary Shares Offered Hereby
Name	Number	Percentage of Total Voting Power(1)	Class A Ordinary Shares Registered Hereby	Number	Percentage of Total Voting Power(1)
Tsui-Chuan Cheng	101,737	4.74%	101,737	—	-%
Linkmore Limited	50,868	2.37%	50,868	—	-%
Jui-Pin Wang	25,434	1.18%	25,434	—	-%
Wen-Ching Li	76,302	3.55%	76,302	—	-%
Chun-Chih Wang	25,434	1.18%	25,434	—	-%

*	< 1%
(1)

The percentage of beneficial ownership is calculated based on 2,147,105 Class A Ordinary Shares outstanding as of December 31, 2025. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares beneficially owned by them.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling Class A Ordinary Shares or interests in Class A Ordinary Shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Class A Ordinary Shares or interests in Class A Ordinary Shares on any stock exchange, market or trading facility on which the Class A Ordinary Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of Class A Ordinary Shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Class A Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Class A Ordinary Shares, from time to time, under this prospectus. The Selling Securityholders also may transfer the Class A Ordinary Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Class A Ordinary Shares or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A Ordinary Shares in the course of hedging the positions they assume. The Selling Securityholders may also sell Class A Ordinary Shares short and deliver these securities to close out their short positions, or loan or pledge the Class A Ordinary Shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Class A Ordinary Shares offered by this prospectus, which Class A Ordinary Shares such broker-dealer or other financial institution may resell pursuant to this prospectus.

The Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A Ordinary Shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of Class A Ordinary Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the Class A Ordinary Shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Class A Ordinary Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A Ordinary Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify certain of the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Class A Ordinary Shares offered by this prospectus.

We have agreed with certain of the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

TAXATION

Certain U.S. Federal Income Tax Considerations

The following discussion is a summary of certain material U.S. federal income tax considerations to U.S. Holders (as defined below) of the ownership and disposition of our Class A Ordinary Shares that are being offered pursuant to this prospectus. This discussion applies only to U.S. Holders that hold the Class A Ordinary Shares, as the case may be, as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the ownership and disposition of our Class A Ordinary Shares. The effects of U.S. federal tax laws other than U.S. federal income tax laws, such as estate and gift tax laws, and U.S. state, local and non-U.S. tax laws are not discussed. Please consult with your own tax advisor to determine your personal tax consequences of the ownership and disposition of the Class A Ordinary Shares.

This discussion does not address all U.S. federal income tax considerations that may be relevant to any particular investor’s particular circumstances or to investors subject to special rules under U.S. federal income tax laws, including, without limitation:

•	banks, insurance companies, and certain other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities or other persons that elect to mark their securities to market;

•	traders in securities that elect to mark to market;

•	tax-exempt entities or governmental organizations;

•	certain U.S. expatriates and former citizens or residents of the United States;

•

persons holding Class A Ordinary Shares as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;

•

persons subject to special tax accounting rules under Section 451 of the Code as a result of any item of gross income with respect to Class A Ordinary Shares being taken into account in an applicable financial statement;

•	except as specifically provided below, persons that actually or constructively own 5% or more (by vote or value) of our shares;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	persons having a functional currency other than the U.S. dollar;

•	persons who hold or received Class A Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation; and

•	tax-qualified retirement plans.

This discussion does not address estate or gift taxes, any aspect of the Medicare contribution tax on “net investment income” or the alternative minimum tax, any state, local or non-U.S. tax considerations.

If an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes is a beneficial owner of our Class A Ordinary Shares, the U.S. federal income tax treatment of a partner, member, or other beneficial owner of such partnership or other pass-through entity will generally depend on the status of such partner, member, or other beneficial owner, and the activities of the partnership or other pass-through entity and certain determinations made at the owner level. Accordingly, partnerships and other pass-through entities and the partners, members, and other beneficial owners of such partnerships and other pass-through entities should consult their tax advisors regarding the U.S. federal income tax consequences to them of the ownership and disposition of our Class A Ordinary Shares.

This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) and other applicable authorities, in each case in effect as of the date hereof. These authorities are subject to change or to differing interpretations. Any such change or differing interpretation may be applied retroactively or otherwise have retroactive effect in a manner that could adversely affect the tax considerations discussed below. We have not sought, and we do not intend to seek, any rulings from the IRS regarding the matters discussed herein. There can be no assurance that the IRS will not take, or a court will not sustain, a position contrary to any of the tax considerations discussed below.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF OUR CLASS A ORDINARY SHARES. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE OWNERSHIP AND DISPOSITION OF CLASS A ORDINARY SHARES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. EACH INVESTOR IN THE CLASS A ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CLASS A ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX LAWS.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our Class A Ordinary Shares who or that is, for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

Dividends and Other Distributions on Our Class A Ordinary Shares

The following discussion is subject to the PFIC rules discussed under the heading “—Passive Foreign Investment Company Rules” below.

Distributions of cash or other property to a U.S. Holder with respect to such U.S. Holder’s Class A Ordinary Shares will generally be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends generally will be includable in a U.S. Holder’s income in the year actually or constructively received by such U.S. Holder. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Ordinary Shares. Any remaining excess will be treated as gain from the sale or exchange of the Class A Ordinary Shares and will be treated as described below under the heading “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Class A Ordinary Shares.”

In the case of corporate U.S. Holders, such dividends will generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, such dividends generally will be taxed at the lower applicable long-term capital gains rate only if our Class A Ordinary Shares are readily tradable on an established securities market in the United States or we are eligible for benefits under an applicable tax treaty with the United States, and, in each case, we are not treated as a PFIC with respect to such U.S. Holder in the taxable year in which the dividend was paid or in the preceding year and provided certain holding period requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to our Class A Ordinary Shares.

Any amount treated as dividend income generally will be treated as foreign-source dividend income and generally will constitute “passive” category income for computing the foreign tax credit allowable to a U.S. Holder for U.S. federal income tax purposes.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Class A Ordinary Shares

Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” upon any sale, taxable exchange or other taxable disposition of our Class A Ordinary Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount realized (i.e., sum of the amount of cash and the fair market value of any other property received in such) and (ii) the U.S. Holder’s adjusted tax basis in such Class A Ordinary Shares sold or exchanged in such disposition. Any such gain or loss recognized by a U.S. Holder on the disposition of Class A Ordinary Shares will generally be capital gain or loss and will generally be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A Ordinary Shares exceeds one year. Long-term capital gain realized by individuals and certain other non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Class A Ordinary Shares could be materially different from that described above if we are treated as a PFIC for U.S. federal income tax purposes.

A foreign (i.e., non-U.S.) corporation generally will be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year) are held for the production of passive income. For this purpose, a corporation generally is treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by a corporation is considered to be passive income and cash held by a corporation is generally considered to be a passive asset. Goodwill and other intangibles are generally characterized as a non-passive or passive asset based on the nature of the income produced in the activities to which the goodwill and intangibles relate.

We are not expected to be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future. However, whether we are treated as a PFIC for U.S. federal income tax purposes for any taxable year is a factual determination that can only be made after the close of such taxable year and, thus, is subject to significant uncertainty and change. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. In addition, our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if we are treated as a PFIC for any taxable year during which such U.S. Holder holds our Class A Ordinary Shares. Under the PFIC rules, if we are considered PFIC at any time that a U.S. Holder holds its Class A Ordinary Shares, it would continue to be treated as a PFIC with respect to such holder’s investment unless (i) it ceased to be a PFIC, and (ii) the U.S. Holder has made a “deemed sale” election under the PFIC rules.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Class A Ordinary Shares and the U.S. Holder did not make either a qualified electing fund (“QEF”) election or mark-to-market election, as further discussed below, for the first taxable year in which we were treated as a PFIC and in which the U.S. Holder held (or was deemed to hold) Class A Ordinary Shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Class A Ordinary Shares (which may include gain realized by reason of transfers of Class A Ordinary Shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, the portion of such U.S. Holder’s holding period for the Class A Ordinary Shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).

Under these excess distribution rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to each other taxable year (or portion thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year (or portion thereof) of such U.S. Holder in such U.S. Holder’s holding period.

If we are a PFIC for any taxable year during which a U.S. Holder owns our Class A Ordinary Shares, it will generally continue to be treated as a PFIC with respect to the U.S. Holder even if we cease to be a PFIC for a subsequent taxable year, unless the U.S. Holder makes a “deemed sale” election (that may require the U.S. Holder to recognize income under the excess distribution rules).

In general, if we are determined to be a PFIC, a U.S. Holder may be able to avoid the excess distribution rules described above in respect of our Class A Ordinary Shares by making and maintaining a timely and valid QEF election under Section 1295 of the Code (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. Holder makes a QEF election with respect to its Class A Ordinary Shares in a year after our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Class A Ordinary Shares, then notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s Class A Ordinary Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such Class A Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Class A Ordinary Shares.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

If a U.S. Holder has made a QEF election with respect to their Class A Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Class A Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if we were a PFIC for any taxable year, a U.S. Holder of Class A Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of our earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if we were not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to its Class A Ordinary Shares for such a taxable year.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us that provides the information necessary for U.S. Holders to make or maintain a QEF election. If we determine that we are a PFIC for any taxable year, upon written request, we will endeavor to provide to such requesting U.S. Holder a PFIC Annual Information Statement as may be required in order to enable the U.S. Holder to make and maintain a QEF election with respect to us, but there is no assurance that we will timely provide such required information. There is also no assurance that we will have timely knowledge of our status as a PFIC in any particular taxable year or of the required information to be provided.

Alternatively, if we are a PFIC and our Class A Ordinary Shares constitute “marketable stock,” a U.S. Holder who owns (or is treated as owning for purposes of this rule) our shares at the close of its taxable year may avoid the application of the excess distribution rules discussed above if such U.S. Holder makes a “mark-to-market” election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Class A Ordinary Shares and for which we are determined to be a PFIC. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Class A ordinary shares at the end of such taxable year over its adjusted basis in its Class A Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of its adjusted basis of its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s tax basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any additional gain recognized on a sale or other taxable disposition of its Class A Ordinary Shares will be treated as ordinary income and any further loss recognized will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election, and any loss in excess of such prior inclusions generally would be treated as capital loss).

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Class A Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax considerations relevant to a mark-to-market election with respect to Class A Ordinary Shares under their particular circumstances.

If we are a PFIC and, at any time, we have a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge under the excess distribution rules described above if we receive a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that we will have timely knowledge of the status of any lower-tier PFIC or provide information that may be required for a U.S. Holder to make or maintain a QEF election with respect to such lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders should consult their tax advisors regarding the tax considerations relevant to the deemed ownership of lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF, purging and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Class A Ordinary Shares are urged to consult their own tax advisors concerning the application of the PFIC rules to our securities under their particular circumstances.

Foreign Asset Reporting

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to us. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders are required to report their holdings of certain specified foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts, by filing IRS Form 8938 with their U.S. federal income tax return. Our Class A Ordinary Shares are expected to constitute foreign financial assets subject to these requirements unless the Class A Ordinary Shares are held in an account maintained at certain financial institutions. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our Class A Ordinary Shares and the significant penalties for non-compliance.

Information Reporting and Backup Withholding

Distributions on our Class A Ordinary Shares and proceeds from the sale or exchange of our Class A Ordinary Shares that are made within the United States or through certain U.S.-related intermediaries may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information (IRS Form 8938) relating to their ownership of Class A Ordinary Shares or non-U.S. accounts through which the Class A Ordinary Shares are held. If a U.S. Holder does not file a required IRS Form 8938, such U.S. Holder may be subject to substantial penalties and the statute of limitations on the assessment and collection of all U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date on which such report is filed. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to our Class A Ordinary Shares.

MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any of our Class A Ordinary Shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in shares of a Cayman Islands company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law. On this basis, the following discussion is the opinion of Conyers Dill & Pearman LLP, Cayman Islands counsel.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of shares, as the case may be, nor will gains derived from the disposal of the Class A Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect to the issue of shares or on an instrument of transfer in respect of a share. However, an instrument of transfer in respect of our securities, including our warrants, is stampable if executed in or brought into the Cayman Islands.

Apollomics has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and obtained an undertaking dated October 4, 2022 from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Law

Undertaking as to Tax Concessions

In accordance with the Tax Concessions Law the following undertaking is hereby given to Apollomics Inc. (the “Company”).

(a)	that no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of the Company; or

(ii)	by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Law.

These concessions shall be for a period of twenty years from the date of the undertaking.

LEGAL MATTERS

The legality of the Class A Ordinary Shares offered by this prospectus and certain other Cayman Islands legal matters will be passed upon by Carey Olsen. Certain legal matters relating to PRC law will be passed upon by JunHe LLP. Additional legal matters may be passed upon for us, any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Change of Auditor

On October 13, 2025, the audit committee of the Board of Directors (the “Audit Committee”) of Apollomics dismissed Grant Thornton as the Company’s independent registered public accounting firm, and then approved Marcum Asia CPAs LLP (“Marcum”) as Grant Thornton’s replacement. Both actions were effective immediately.

Grant Thornton’s reports on the financial statements of the Company for the financial years ended December 31, 2023 and 2024, did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, during the financial years ended December 31, 2023 and 2024, and through October 13, 2025, Grant Thornton and the Company did not have any disagreements on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, had such disagreements or matters not been resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for such periods.

There were no reportable events (as that term is described in Item 16F of Form 20-F) during the two financial years ended December 31, 2023 and 2024, through October 13, 2025, except for a material weakness in the Company’s internal control over financial reporting as of December 31, 2023, initially reported in Part II, Item 15 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, which was remediated in during 2024.

The Company provided Grant Thornton with a copy of the forgoing disclosure and requested that Grant Thornton furnish the Company with a letter addressed to the SEC stating whether or not Grant Thornton agrees with the above statements and, if not, stating the respects in which Grant Thornton does not agree. A copy of Grant Thornton’s letter, dated October 13, 2025, is filed as an exhibit to the Company’s Form 6-K filed with the SEC on October 16, 2025, which has been incorporated herein by reference.

During the Company’s two most recent financial years, and through October 13, 2025, neither the Company nor anyone acting on the Company’s behalf consulted Marcum with respect to any matters or reportable events set forth in Item 16F of Form 20-F.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

We are a holding company incorporated in the Cayman Islands with its headquarters in the United States. We conduct our operations through Apollomics US, our headquarters based in California, U.S., as well as Crownmab, our wholly-owned subsidiary in the PRC.

Apollomics US, a California corporation and our wholly-owned subsidiary, serves as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of the transactions described in this prospectus. The address of Apollomics U.S. is 989 East Hillsdale Blvd., Ste 220, Foster City, CA 94404 USA.

We have been advised by its Cayman Islands legal counsel that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America (the “Foreign Court”) of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands will also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The Cayman Islands courts are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

In addition, we have been advised by our PRC legal counsel, JunHe LLP, according to its interpretation of the currently in-effect PRC laws and regulations, that the recognition and enforcement of foreign judgments are basically provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements, public policy considerations and conditions set forth in applicable provisions of PRC laws relating to the enforcement of civil liability, including the PRC Civil Procedures Law, based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, a PRC court will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. based upon the civil liability provisions of the U.S. federal securities laws. Further, pursuant to the Civil Procedures Law of the PRC, any matter, including matters arising under U.S. federal securities laws, in relation to assets or personal relationships may be brought as an original action in China only if the institution of such action satisfies the conditions specified in the Civil

Procedures Law of the PRC. As a result of the conditions set forth in the Civil Procedures Law and the discretion that PRC courts have in determining whether the conditions are satisfied and whether to accept the action for adjudication, there remains uncertainty as to whether an investor will be able to bring an original action in a PRC court based on U.S. federal securities laws.

In addition, we have been advised by our PRC legal counsel, JunHe LLP, according to its interpretation of the currently in-effect PRC laws and regulations, that it is uncertain (i) whether and on what basis a PRC court would enforce judgment rendered by a court in the U.S. based upon the civil liability provisions of U.S. federal securities laws; and (ii) whether an investor will be able to bring an original action in a PRC court based on U.S. federal securities laws. As such, you may not be able to or may experience difficulties or incur additional costs in order to enforce judgments obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws in China or bring original actions in China based on U.S. federal securities laws. Similarly, service of process upon Hong Kong-based entities or individuals may be difficult to obtain within the United States. There is also uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against these Hong Kong-based entities or individuals predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against these Hong Kong-based entities or individuals predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Hong Kong, (d) the court of the United States was not jurisdictionally competent, or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state or territory within the United States.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Peter Lin, our Chief Financial Officer, 989 E. Hillsdale Blvd., Suite 220, Foster City, CA 94404.

APOLLOMICS INC.

PROSPECTUS

DATED     , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Offering Expenses

We estimate the following expenses in connection with the offer and sale of our Class A Ordinary Shares under this registration statement. With the exception of the SEC Registration Fee, all amounts are estimates.

SEC Registration Fee	$774
FINRA filing fee		*
Legal fees		*
Accountants’ fees and expenses		*
Printing expenses		*
Transfer agent fees and expenses		*
Federal and States Taxes and Fees		*
Miscellaneous		*
Total		*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

Item 8. Indemnification of Directors, Officers and Employees

The laws of Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

The MAA provides that we shall indemnify our directors and officers to the maximum extent permitted by law against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have purchased and currently intend to maintain insurance on behalf of each and every person who is or was a director or officer of the company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 9. Exhibits and Financial Statement Schedules

Exhibit No.	Description

3.1	Sixth Amended and Restated Articles of Association of Apollomics Inc. (incorporated by reference to Exhibit 1.1. to the Company’s Form 20-F (File No. 001-41670) filed with the SEC on March 31, 2023).

4.1	Specimen Ordinary Share Certificate of Apollomics Inc. (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on February 21, 2023).

4.6	Form of PIPE Subscription Agreement, dated as of September 2, 2025, by and between Apollomics Inc. and the Subscriber party thereto (incorporated by reference to Exhibit 4.5 to the Company’s Form 6-K (File No. 001-41670) filed with the SEC on September 3, 2025).

5.1*	Opinion of Carey Olsen Singapore LLP as to the validity of the Apollomics Class A Ordinary Shares.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Carey Olsen Singapore LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

107*	Filing Fee Table.

*	Filed herewith.

Item 10. Undertakings

(1) The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (§ 249.220f of this chapter) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(e) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(f) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Foster City, California, on March 9, 2026.

APOLLOMICS INC.

By:	/s/ Hung-Wen (Howard) Chen
Name:	Hung-Wen (Howard) Chen
Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hung-Wen (Howard) Chen and Peter Lin, and each of them singly (with full power to each of them to act alone), the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for the person and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments or supplements to this Registration Statement, including any post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Hung-Wen (Howard) Chen Hung-Wen (Howard) Chen	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	March 9, 2026

/s/ Peter Lin Peter Lin	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 9, 2026

/s/ Ya-Chi (Claudia) Huang Dr. Ya-Chi (Claudia) Huang	Director	March 9, 2026

/s/ Yi-Kuei (Alex) Chen Yi-Kuei (Alex) Chen	Director	March 9, 2026

/s/ Hong-Jung (Moses) Chen Hong-Jung (Moses) Chen	Director	March 9, 2026

/s/ Hsien-Shu Tsai Hsien-Shu Tsai	Director	March 9, 2026

NAME	POSITION	DATE

/s/ Yi-An Chu Yi-An Chu	Director	March 9, 2026

/s/ Chen-Huan Jan Chen-Huan Jan	Director	March 9, 2026

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States ofApollomics Inc. has signed this registration statement on its behalf by the undersigned, thereunto duly authorized, in Foster City, California, on March 9, 2026.

By:	/s/ Peter Lin
Name:	Peter Lin